Exhibit 10.33

EXECUTION COPY

WARRANT EXERCISE AGREEMENT

This agreement (the “Agreement”) is entered into by and between the following parties (the “Parties”) as of the 31st day of July, 2006: (i) David H. Brooks (“Mr. Brooks”) and (ii) DHB Industries, Inc. (the “Company” or “DHB”).

RECITALS

WHEREAS, on July 1, 2000, the Company and Mr. Brooks entered into a five-year employment agreement (the “Employment Agreement”) entitling Mr. Brooks to, among other things, (i) 750,000 warrants exercisable at $1.00 per share vesting every year on the anniversary of the Employment Agreement and (ii) the right to extend the Employment Agreement for an additional five-year term on the same terms and conditions; and

WHEREAS, on December 27, 2004, Mr. Brooks exercised his right to extend the Employment Agreement for an additional five-year term on the same terms and conditions;

WHEREAS, Mr. Brooks became entitled on July 1, 2006 to exercise warrants to acquire 750,000 shares of common stock of DHB at $1.00 per share and provided notice of his exercise of those warrants on July 7, 2006 (the “July Warrants”);

WHEREAS, Mr. Brooks remained in possession of unvested and unexercised warrants to acquire 3,000,000 shares of common stock of DHB at $1.00 per share (the “Unvested Warrants”);

WHEREAS, on July 12, 2006, the Parties, among others, entered a Memorandum of Understanding (“MOU”) in settlement (the “Settlement”) of the matters captioned (i) In re DHB Industries, Inc. Class Action Litigation, United States District Court for the Eastern District of New York, No. CV 05-4296 (JS) (ETB) and (ii) In re DHB Industries, Inc. Derivative Litigation, United States District Court for the Eastern District of New York, CV 05-4345 (JS) (ETB) (collectively, the “Litigation”);

WHEREAS, DHB agreed in the Memorandum of Understanding to accelerate the vesting of the Unvested Warrants and Mr. Brooks agreed to exercise those warrants at an increased exercise price of $2.50 per share in order to fund, in part, the Settlement and in consideration of Mr. Brooks’ resignation from his positions at DHB;

WHEREAS, The Memorandum of Understanding provides that, in the event the Settlement is not finally approved by the Court in substantially the form of, and containing substantially the same provisions as those set forth in, the Memorandum of Understanding, DHB shall pay or cause to be paid from the settlement funds being held in escrow, to Mr. Brooks, $4,500,000, being the difference between the warrant exercise price of $1 per share and the elevated exercise price of $2.50 per share, multiplied by the 3,000,000 shares involved.

AGREEMENT

NOW, THEREFORE, the Parties agree as follows:

1.	Mr. Brooks shall immediately resign from the Board of Directors and all other positions at the Company.

2.	Mr. Brooks shall immediately pay the Company $8,250,000 (plus any withholding taxes, as instructed by the Company, due as a result of the exercise of the Unvested Warrants at $2.50 a share and the July Warrants at $1.00 a share), $7,500,000 of which shall be directly deposited by Mr. Brooks into the escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement executed simultaneously herewith;

3.	Any withholding tax so instructed by the Company shall be determined in good faith based on calculating the fair market value of the Unvested Warrants and the July Warrants using the volume weighted average price of the Company’s Common Stock on July 6, 2006 for the July Warrants and July 28, 2006 for the Unvested Warrants;

4.	The Company shall immediately issue to Mr. Brooks 3,750,000 shares of its duly issued and authorized common stock in respect of the July Warrants and the Unvested Warrants;

5.	In the event the Settlement is not finally approved by the Court in materially the form of, and containing materially the same terms as those set forth in, the Memorandum of Understanding, the Company shall pay or cause to be paid from the Escrow Account to Mr. Brooks, within 10 days after Court’s failure finally to approve the settlement as aforesaid, $4,500,000, being the difference between the exercise price of $1 per share applicable to the Unvested Warrants and the increased exercise price of $2.50 per share, multiplied by the 3,000,000 shares involved. The Company’s obligations under this Section 5 shall be contingent upon the return of settlement funds from the Escrow Account. In the event that amounts from the Escrow Account are not released to the Company within 10 days after Court’s failure finally to approve the settlement as aforesaid, the Company shall cause $4,500,000 to be paid to the Mr. Brooks directly from the Escrow Account as soon as the funds are permitted to be released from the Escrow Account.

6.	The Company shall have no further obligations and Mr. Brooks shall have no further rights under any warrant or option agreements between the Parties (including without limitation in respect of the July Warrants, the Unvested Warrants and any other warrants granted to Mr. Brooks under the Employment Agreement), with the sole exception of warrants or options previously granted to Mr. Brooks on the same terms and conditions as other directors as compensation for service on the Board of Directors of the Company (which warrants and/or options shall remain valid and enforceable).

7.	Mr. Brooks hereby confirms and acknowledges his obligations to file Forms 4 and an amendment to Schedule 13D as required by the Securities Exchange Act of 1934, as amended.

8.	Miscellaneous Provisions.

a.	This Agreement may be executed in counterparts.

b.	No negative inference of interpretation shall be made by a court against any party to this Agreement.

c.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law rules.

d.	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

e.	DHB represents that this Agreement was authorized in the manner required by applicable law and the governing articles of incorporation and bylaws.

Dated: July 31, 2006

DHB INDUSTRIES, INC.

By:
Name:
Title:

DAVID H. BROOKS

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